Exhibit 10.18

February 2, 2019

By Email Delivery

Steve Senneff

Dear Steve:

This letter (the “Agreement”) will confirm our offer to you of employment with Remedy BCPI Partners, LLC (the “Company”), under the terms and conditions that follow.

1.    Position and Duties.

(a)    Effective as of February (18, 2019 (the “Start Date”), you will be employed by the Company, on a full-time basis, as its Chief Financial Officer, and will report to the Company’s Chief Executive Officer. In addition, you may be asked from time to time to serve as a director or officer of one or more additional legal entities that are members of the Company Group, without further compensation. The Company, Remedy Partners, Inc. (“Parent”) and all persons and entities directly or indirectly controlling, controlled by or under common control with the Company (where control may be by management authority, equity or otherwise) are collectively referred to herein as the “Company Group”.

(b)    You agree to perform the duties of your position and such other duties as may reasonably be assigned to you from time to time. You also agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company Group and to the discharge of your duties and responsibilities for them.

(c)    You agree that, while employed by the Company, you will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to your position, as in effect from time to time.

2.    Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company Group and subject to your full performance of your obligations hereunder, the Company will provide you the following pay and benefits:

(a)    Base Salary. The Company will pay you a base salary at the rate of $500,000 per year, payable in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Board of Directors of Parent (the “Board”) or its designee in its discretion (as adjusted, from time to time, the “Base Salary”).

(b)    Bonus Compensation. For each fiscal year completed during your employment under this Agreement, you will be eligible to earn an annual bonus. Your target bonus will be 80% of the Base Salary, with the actual amount of any such bonus being determined by the Board (or its designee) in its discretion, based on the achievement of performance goals established by the Board (the “Annual Bonus”). Any Annual Bonus will be pro-rated for any partial year of employment. Except as expressly provided in Section 5 hereof, you must be employed on the date such bonus is paid in order to be eligible for such bonus.

(c)    Sign-on Bonus. Provided your Start Date is no later than February 18], 2019, you will receive a sign-on bonus equal to $250,000 (the “Sign-on Bonus”), which shall become payable as soon as reasonably practicable following the Start Date, but in no event later than thirty (30) days following the Start Date, subject to your continued employment in good standing with the Company through such date; provided, however, that should you voluntarily resign or if your employment with the Company is terminated by the Company for Cause (as defined below), in either case within twelve (12) months of the Start Date, you will be required to reimburse the Company the full amount of the Sign-on Bonus within thirty (30) days of such termination of employment.

(d)    Equity Incentive Compensation. As soon as reasonably practicable following the Start Date, and subject to approval by the Board, the Board shall grant you an option to purchase shares of common stock equal to one percent (1%) of Parent’s equity, pursuant to Parent’s equity incentive plan, as such plan may be amended from time to time. Such stock options will be subject in their entirety to the terms and conditions of Parent’s equity incentive plan, the award agreement evidencing such stock options, and any other agreements governing the terms and conditions of Parent’s common stock, to the extent determined by the Board.

(e)    Participation in Employee Benefit Plans. You will be entitled to participate in all employee benefit plans from time to time in effect for similarly situated executives of the Company Group generally, except to the extent such plans are duplicative of benefits otherwise provided you under this Agreement (e.g., a severance pay plan). Your participation will be subject to the terms of the applicable plan documents and generally applicable Company Group policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(f)    Vacations. You will be entitled to earn and take vacation and other paid time off (including personal days, holidays, and medical leave/sick days, as applicable) in accordance with the then-current policies of the Company applicable to executive and managerial employees, as in effect from time to time.

(g)    Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified from time to time.

3.    Confidential Information and Restricted Activities.

(a)    Confidential Information. During the course of your employment with the Company or other members of the Company Group, you will learn of Confidential Information, as defined below, and you will develop Confidential Information on behalf of the Company Group. You agree that you will not use or disclose to any Person (except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company Group) any Confidential Information obtained by you incident to your employment or any other association with the Company or any member of the Company Group. You agree that this restriction will continue to apply after your employment terminates, regardless of the reason for such termination. For the avoidance of doubt, nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity. You understand that, notwithstanding anything contained in this Agreement, you will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law, or for disclosing a trade secret in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You further understand that, notwithstanding anything contained in this Agreement, you may disclose a trade secret to your attorney in connection with filing a lawsuit for retaliation for reporting a suspected violation of law, and you may use such trade secret in that court proceeding, so long as any document containing such trade secret is filed under seal and you do not otherwise disclose such trade secret, except pursuant to court order. Notwithstanding this immunity from liability, you understand that you may be held liable if you unlawfully access trade secrets by unauthorized means.

(b)    Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any member of the Company Group, and any copies, in whole or in part, thereof, whether or not prepared by you (the “Documents”), shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control. You also agree to disclose to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which you have password-protected on any computer equipment, network or system of the Company or any member of the Company Group.

(c)    Assignment of Rights to Intellectual Property. You agree to promptly and fully disclose all Intellectual Property to the Company. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights, trademarks, designs or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation and the provision of good faith testimony by declaration, affidavit or in-person) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company or its designee to secure, prosecute and enforce any patents, copyrights, trademarks, designs or other proprietary rights to the Intellectual Property. You will not charge the Company for time spent in complying with these obligations. All copyrightable works that you create during your employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(d)    Restricted Activities. The Company agrees that, subject to your agreement to be bound by the restrictions set forth hereunder, it will grant you Confidential Information during the term of your employment. In consideration of this access, your employment with the Company or any member of the Company Group, and such other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, you agree that the following restrictions on your activities during and after your employment are reasonable and necessary to protect the good will, Confidential Information, trade secrets and other legitimate interests of the Company and the members of the Company Group:

(i)    While you are employed by the Company Group and during the eighteen (18)-month period immediately following termination of your employment, regardless of the reason therefor (in the aggregate, the “Restricted Period”), you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, in any capacity similar or related to the capacity in which you have been employed by the Company or any member of the Company Group, compete with the Company or any member of the Company Group (A) in any geographic area in which the Company or any member of the Company Group does business or is actively planning to do business during your employment, or (B) within twenty five (25) miles of any location where the Company or any member of the Company Group has one or more clients or customers during your employment, or, with respect to the portion of the Restricted Period that follows the termination of your employment, at the time your employment terminates (the “Restricted Area”) or undertake any planning for any business competitive with the Company or any member of the Company Group in the Restricted Area. Specifically, but without limiting the foregoing, you agree not to work or provide services, in any capacity similar or related to the capacity in which you have been employed by the Company or any member of the Company Group, anywhere in the Restricted Area, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in any business that is competitive with all or any portion of the business of the Company Group, as conducted or in planning during your employment with the Company Group, or, with respect to the portion of the Restricted Period that follows the termination of your employment, at the time your employment terminates.

(ii)    During the Restricted Period, you will not directly or indirectly (a) solicit or encourage any customer, client, vendor, supplier or other business partner of the Company or any member of the Company Group to terminate or diminish its relationship with them; or (b) seek to persuade any such customer, client, vendor, supplier or other business partner or prospective customer, client, vendor, supplier or other business partner of the Company or any member of the Company Group to conduct with anyone else any business or activity which such customer, client, vendor, supplier or other business partner or such prospective customer, client, vendor, supplier or other business partner conducts or could conduct with the Company or any member of the Company Group; provided, however, that these restrictions shall apply (y) only with respect to those Persons who are or have been a business partner of the Company or any member of the Company Group at any time within the immediately preceding two (2)-year period or whose business has been solicited on behalf of the Company or any member of the Company Group by any of their officers, employees or agents within such two (2) year period, other than by form letter, blanket mailing or published advertisement, and (2) only if you have performed work for such Person during your employment with the Company or any member of the Company Group or been introduced to, or otherwise had contact with, such Person as a result of your employment or other associations with the Company or any member of the Company Group or have had access to Confidential Information which would assist in your solicitation of such Person.

(iii)    During the Restricted Period, you will not, and will not assist any other Person to, (a) hire or engage, or solicit for hiring or engagement, any employee of the Company or any member of the Company Group or seek to persuade any employee of the Company or any member of the Company Group to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any member of the Company Group to terminate or diminish his, her or its relationship with them. For the purposes of this Agreement, an “employee” or an “independent contractor” of the Company or any member of the Company Group is any person who was such at any time within the preceding two (2) years.

(e)    In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company Group, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company Group would be irreparable. You therefore agree that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond, together with an award of its reasonable attorney’s fees incurred in enforcing its rights hereunder. So that the Company may enjoy the full benefit of the covenants contained in this Section 3, you further agree that the Restricted Period shall be tolled, and shall not run, during the period of any breach by you of any of the covenants contained in this Section 3. You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the members of the Company Group shall have the right to enforce all of your obligations to that member under this Agreement, including without limitation pursuant to this Section 3. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company Group, or change in the nature or scope of your employment or other relationship with the Company or any member of the Company Group, shall operate to excuse you from the performance of your obligations under this Section 3.

4.    Termination of Employment. Your employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a)    By the Company For Cause. The Company may terminate your employment for Cause upon notice to you setting forth in reasonable detail the nature of the Cause.

(b)    By the Company Without Cause. The Company may terminate your employment at any time without Cause upon notice to you.

(c)    Resignation by You. You may terminate your employment at any time upon sixty (60) days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof..

(d)    Death and Disability. Your employment hereunder shall automatically terminate in the event of your death during employment. In the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this Agreement, either with or without reasonable accommodation, the Company will continue to pay you your base salary and to provide you benefits in accordance with Section 2(e) above, to the extent permitted by plan terms, for up to twelve (12) weeks of disability during any period of three hundred sixty-five (365) consecutive calendar days. If you are unable to return to work after twelve (12) weeks of disability, the Company may terminate your employment, upon notice to you. If any question shall arise as to whether you are disabled, you shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Company’s determination of the issue shall be binding on you.

5.    Other Matters Related to Termination.

(a)    Final Compensation. In the event of termination of your employment with the Company, howsoever occurring, the Company shall pay you (i) the Base Salary for the final payroll period of your employment, through the date your employment terminates; (ii) compensation at the rate of the Base Salary for any vacation time earned but not used as of the date your employment terminates in accordance with the Company Group policies then in effect; and (iii) reimbursement, in accordance with Section 2(f) hereof, for business expenses incurred by you but not yet paid to you as of the date your employment terminates; provided you submit all expenses and supporting documentation required within sixty (60) days of the date your employment terminates, and provided further that such expenses are reimbursable under Company policies as then in effect (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 5(a)(iii), Final Compensation will be paid to you within thirty (30) days following the date of termination (or such shorter period required by law). Other than the payment of Final Compensation, the Company will have no further obligations to you up on a termination of your employment.

(b)    Severance Payments. In the event of a termination of your employment pursuant to Section 4(b) above, the Company will pay you, in addition to Final Compensation, Base Salary for the period of eighteen (18) months from the date of termination, payable in the form of salary continuation, payable in accordance with the normal payroll practices of the Company (the “Severance Payments”).

(c)    Conditions To And Timing Of Severance Payments. Any obligation of the Company to provide you the Severance Payments is conditioned, however, on your signing and returning to the Company a timely and effective separation agreement containing a general release of claims and other customary terms (including, without limitation, non-competition, non-solicitation and no-hire covenants substantially similar to those contained in Section 3 hereof) in the form provided to you by the Company at the time your employment is terminated (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date your employment is terminated. The first payment of the Severance Payments will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date of termination (or, in respect of the payment described in Section 5(b)(ii) above, the date on which such bonuses are paid to other employees of the Company, if later); but that first payment shall be retroactive to the day following the date your employment terminates.

(d)    Benefits Termination. Except for any right you may have under the federal law known as “COBRA” or other applicable law to continue participation in the Company’s group health and dental plans at your cost, your participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any continuation of base salary or other payment to you following termination and you shall not be eligible to earn vacation or other paid time off following the termination of your employment.

(e)    Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this Agreement. The obligation of the Company to make payments to you under Section 5(b) and your right to retain the same are expressly conditioned upon your continued full performance of your obligations under Section 3 hereof. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

6.    Timing of Payments and Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(b)    For purposes of this Agreement, all references to “termination of employment and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c)    Your right to payment or reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

(d)    Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(e)    In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

7.    Definitions. For purposes of this Agreement, the following definitions apply:

“Cause” means, as determined by the Board in its reasonable judgment: (i) substantial failure to perform (other than by reason of disability), or substantial negligence in the performance of, your duties and responsibilities to the Company or any member of the Company Group, or your refusal or substantial failure to follow or carry out the reasonable directives of the Board; (ii) material breach of this Agreement or any other agreement between you and the Company or any member of the Company Group; (iii) theft, embezzlement, fraud, breach of fiduciary duty or misrepresentation of any property of the Company or any member of the Company Group; (iv) sexual misconduct or other material violation of the Company’s policies against harassment, discrimination or retaliation (in each case, whether sexual or otherwise); (v) commission of acts constituting, conviction of, or a plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; (vi) the Executive’s dishonesty, willful misconduct, or illegal conduct relating to the affairs of the Company or any member of the Company Group or customers; or (vii) other conduct by you that is or could reasonably be expected to be harmful to the business interests or reputation of the Company or any member of the Company Group.

“Confidential Information” means any and all information of the Company Group that is not generally available to the public. Confidential Information also includes any information received by the Company or any member of the Company Group from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, product formulations, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your employment that relate, or otherwise could be used with respect, either to the business of the Company or any member of the Company Group or to any prospective activity of the Company or any member of the Company Group or that result from any work performed by you for the Company or any member of the Company Group or that make use of Confidential Information or any of the equipment or facilities of the Company or any member of the Company Group.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization.

8.    Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

9.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company applicable law.

10.    Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without your consent to another member of the Company Group or to any Person with whom the Company or any member of the Company Group shall hereafter effect a reorganization, consolidate or merge, or to whom the Company or any member of the Company Group shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

11.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.    Miscellaneous. This Agreement sets forth the entire agreement between you and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment, including any offer letter or letters by and between you and any member of the Company Group. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Connecticut contract and shall be governed and construed in accordance with the laws of the State of Connecticut, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. You agree to submit to the exclusive jurisdiction of the courts of or in the State of Connecticut in connection with any dispute arising out of this Agreement.

13.    Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered via e-mail, in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Board, or to such other address as either party may specify by notice to the other actually received.

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If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me no later than February 4, 2019. At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

Sincerely yours,

Remedy Partners, LLC

By:	/s/ Remedy Partners, LLC
Name:
Title:

Solely for purposes of Section 2(d):

Remedy Partners, LLC

By:	/s/ Remedy Partners, LLC
Name:
Title:

Accepted and Agreed:

/s/ Steve Senneff
Steve Senneff

Date:	2/4/2019